Adopted 2/9/95
Amended 12/1/98
Amended 2/9/00


                                 CODE OF ETHICS
                             PC&J PERFORMANCE FUND
                             PC&J PRESERVATION FUND

Section A: Definitions

1. "Access person" means any trustee, officer or advisory person, as defined below, of the Trust
2.  "Act" means the Investment Company Act of 1940, as amended.
3.  "Adviser" means Parker Carlson & Johnson, Inc.

4.  "Advisory person" means

     a. Any employee of the Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a security by any Fund, or

     b. Any employee of the Trust whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by any Fund, or

     c. Any natural person in a control relationship to the Trust who obtains information concerning recommendations with regard to the purchase or sale of a security by any Fund.

5. "Beneficial ownership" means ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

6. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

    Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of the company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of the Code of Ethics. Any such presumption may be rebutted by evidence, in accordance with Section 2(a) (9) of the Act.

7.  "Fund" means any series of shares of the Trust.

8. "Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as "security," or any certificate of interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, including options and other related securities, except that the term "security" shall not include securities issued by the government of the United States, bankers' acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

9. "Security held or to be acquired" by any Fund means any security as defined in the Code which,

     a.   Is held by the Fund, or

     b. Is being considered by the Fund or its Adviser for purchase by the Fund; Provided, however, that a security shall not be deemed to be one which is to be acquired by the Fund or which the Fund is considering buying or selling if such security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

10.  "Trust" means PC&J Performance Fund and the PC&J Preservation Fund.

11. "Compliance Officer" means an officer appointed by the Board of Trustees to monitor the personal trading of access persons. -

12. "Open order" means an unfilled order placed by the Adviser to buy or sell a particular security for the Fund's portfolio. Once the order is filled the transaction is deemed to be complete.

13. A security shall be deemed to be one which a Fund is considering buying or selling when the Fund, any advisory person of the Fund, its Adviser, or any advisory person of the its Adviser has taken any affirmative action towards the acquisition, purchase or sale of that particular security or the recommendation to do any of the foregoing.

Section B:  Statement of General Principles:

All access persons, in making personal securities transactions, shall adhere to the following principles:

     a. The duty of an access person at all times is to place the interest of the Fund's shareholders first;

     b. All personal securities transactions shall be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

     c. Access persons shall not take inappropriate advantage of their positions.


Section C:  Compliance Procedures and Reports

1. The Compliance Officer shall institute procedures to review the reports required by this Section C. The Compliance Officer shall identify all access persons, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

2. No later than 10 days after a person becomes an access person, every access person will report to the Trust:

     a. The title, number of shares and principal amount of each security in which the access person has any direct or indirect beneficial ownership when the person became an access person,

     b. The name of any broker/dealer with whom the access person maintained an account when the person became an access person, and

     c. The date the report is submitted.

3. Every access person of the Trust shall have every transaction precleared with the Compliance Officer, providing the following information with respect to each transaction in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security:

     a. The title, number of shares and principal amount expected to be purchased or sold in the transaction, and

     b. The nature of the expected transaction (i.e. purchase, sale or any other type of acquisition or disposition).
4.

     a. Each access person will report to the Trust a listing of each completed securities transaction in which the access person had any direct or indirect beneficial interest. The report shall be submitted no later than 10 days after the end of the calendar quarter in which the transactions to which the report relates were effected and shall contain the following information:

        i. The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares, and the principal amount of each security involved,

        ii. The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition),

        iii. The price at which the transaction was effected,

        iv. The name of the broker, dealer or bank with or through whom the transaction was effected, and

        v.   The date the report is submitted.

     b. The transaction report shall also include, with respect to any account established by the access person during the preceding calendar quarter:

        i. The name of the broker, dealer or bank with whom the access person established the account
        ii.  The date the account was established, and

        iii. The date the report is submitted.

5. The Compliance Officer will match the quarterly report with the precleared transactions.
6. An access person need not make such a report with respect to a transaction effected for any account over which he or she does not have any direct or indirect influence or control.

7. The Compliance Officer will comply with Sections C, D and E of this Code by preclearing trades with and reporting trades to an Alternative Compliance Officer.

8.

     a. All access persons shall annually provide the following information (as of a date no more than 30 days before the report is submitted):

        i. The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership,
        ii. The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person, and

        iii. The date the report is submitted

     b. All access persons shall certify annually that:

        i. They have read and understand the Code of Ethics and recognize that they are subject thereto,

        ii.  They have complied with the requirements of the Code of Ethics,

        iii. They have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.
9. The Compliance Officer shall prepare an annual report to the Board of Trustees of the Trust that

     a. Describes any issues existing under the Code of Ethics since the last report, including with out limitation, information about material violations of the Code of Ethics and any sanctions imposed in response to the violations,

     b. Identifies any recommended changes in existing restrictions or procedures based upon the Trust's experience under its Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

     c. Certifies to the Board of Trustees that the Trust has adopted procedures reasonably necessary to prevent access persons from violating its Code of Ethics.

10. While Trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the personal investment guidelines and compliance procedures in Sections C and D of this Code apply to Trustees whose affiliation with the Trust is solely by reason of being a Trustee of the Trust only if the Trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that on the date of the Trustee's transaction that the same security or a related security was or was to be purchased or sold for the Fund through an open order or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.


Section D:  Prohibited Activities

1. In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Fund where such purchase or sale is made by an access person of the Trust or its Adviser, such access person shall not

     a. Employ any device, scheme or artifice to defraud the Trust,

     b. Make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements make, in light of the circumstances under which they are made, not misleading,

     c. Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust, or

     d. Engage in any manipulative practice with respect to the Trust.

2. No access person shall acquire a security in an initial public offering if the security is to be acquired or is a security which any Fund is considering buying.

3. No access person shall acquire securities in a private placement or initial public offering (if the initial public offering security is not to be acquired by the Fund and is not a security which the Fund is considering buying) without the prior approval of the Compliance Officer of the Fund. In granting any approval, the Compliance Officer must take into account, among other factors, whether the investment opportunity should be reserved for the Fund, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. Any access person who has been authorized to acquire securities in a private placement is required to disclose that investment when the access person plays a part in the Fund's s ubsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be reviewed independently by investment personnel with no personal interest in the issuer.

4. No access person shall execute a securities transaction on a day during which the Fund, or any other fund within the Trust's investment complex, has an open order in that same security until that order is executed or withdrawn.

5. No access person shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

6. No access person shall serve on the boards of directors of publicly traded companies.

7. No transaction shall be implemented by an access person without being precleared by the Compliance Officer. The Compliance Officer shall retain a record of any such approval and the rationale supporting the approval.

Section E:  Duties and Powers of the Board

1. The reports submitted by access persons of the Trust shall be reviewed pursuant to procedures established by the Board of Trustees of the Trust in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

2. The Board of Trustees of the Trust may, in its discretion, take any of the following actions with regard to any access person when the Board has determined that such person has violated this Code, the Act or any regulations promulgated thereunder:

   a. Letter of censure to the access person,

   b. Suspension of employment of the access person,

   c. Termination of the relationship whereby the person is deemed to be an access person of the Trust, or

   d. Termination of all relationships between the access person and the Trust,

   e. Require that profits from trades be disgorged.